[PNC LOGO]                                                          NEWS RELEASE

CONTACTS:

MEDIA:
------
Brian Goerke
(412) 762-4550
corporate.communications@pnc.com

INVESTORS:
----------
William H. Callihan
(412) 762-8257
investor.relations@pnc.com

                    THE PNC FINANCIAL SERVICES GROUP REPORTS
                           SECOND QUARTER 2003 RESULTS

         PITTSBURGH, July 21, 2003 - The PNC Financial Services Group, Inc. (NYSE: PNC) today reported second quarter 2003 net income of $184 million, or $.65 per diluted share. This compares with net income of $262 million, or $.92 per diluted share, for the first quarter of 2003 and $320 million, or $1.12 per diluted share, for the second quarter of 2002. Results for the second quarter of 2003 included expenses totaling $87 million after taxes, or $.31 per diluted share, in connection with the Corporation's previously announced agreement with the United States Department of Justice ("DOJ") and related legal and consulting costs. Excluding these expenses, second quarter 2003 results would have been $271 million, or $.96 per diluted share.

         "Our company performed well this quarter. Revenues were stronger than first quarter in several areas, our net interest margin improved, we made progress on our efficiency initiatives, and asset quality remained stable," said James E. Rohr, chairman and chief executive officer of The PNC Financial Services Group. "The strength of our asset management and processing businesses and Regional Community Banking, along with improved performance from our brokerage business, drove our earnings, excluding the impact of the DOJ-related expenses. This quarter's results reflect our team's ability to execute on strategies designed to meet customer needs, control expenses, manage capital and maintain a strong balance sheet. Although we expect the historically low interest rate environment will continue to pressure net interest revenue at PNC and across our industry, I believe our mix of diverse businesses is well positioned to deliver solid results in the second half of the year."


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The PNC Financial Services Group, Inc. Reports Second Quarter 2003 Earnings -
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         Return on average common shareholders' equity was 10.91 percent for the second quarter of 2003 compared with 15.76 percent for the first quarter of 2003 and 21.00 percent for the second quarter of 2002. Return on average assets was
1.13 percent for the second quarter of 2003 compared with 1.61 percent for the first quarter of 2003 and 1.93 percent for the second quarter of 2002. Excluding the impact of the DOJ-related expenses, second quarter 2003 ratios would have been 16.06 percent and 1.66 percent, respectively. See the Consolidated
Financial Highlights for a reconciliation of these ratios as adjusted to those as reported under generally accepted accounting principles ("GAAP").

HIGHLIGHTS OF THE QUARTER

- Regional Community Banking grew average home equity loans at an annualized rate of 19 percent and grew average demand deposits at an annualized rate of 8 percent compared with the first quarter of 2003 and 14 percent and 6 percent, respectively, compared with the second quarter of 2002.

- BlackRock's earnings improved 9 percent compared with the first quarter of 2003 and 11 percent compared with the second quarter of last year.

- PNC Advisors and PFPC each grew earnings by 25 percent for the second quarter of 2003 compared with the first quarter of 2003 as a result of more favorable market conditions and improved efficiency.

- Consolidated assets under management grew to $328 billion at June 30, 2003 compared with $313 billion at March 31, 2003 and $294 billion at June 30, 2002.

- Asset quality remained stable and nonperforming assets fell to $404 million at June 30, 2003, the lowest quarter-end level since December 31, 2001.

- The $100 million efficiency initiative is on track and has resulted in expense savings of approximately $21 million in the second quarter of 2003 and approximately $37 million through the first six months of 2003.

- PFPC completed the sale of its retirement services business which is expected to improve its operating margins.

BUSINESS RESULTS

Total business earnings were $296 million for the second quarter of 2003 compared with $287 million for the first quarter of 2003 and $345 million for the second quarter of 2002. Total business earnings for the second quarter of 2003 increased from the first quarter of 2003 driven by higher earnings from Regional Community Banking and the asset management and processing businesses. Second quarter 2003 total business earnings declined compared with the second quarter of 2002 primarily due to the impact of a lower interest rate environment and the effects of comparatively weaker equity markets on several of the Corporation's banking and processing businesses. See the Consolidated Financial Highlights for a

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The PNC Financial Services Group, Inc. Reports Second Quarter 2003 Earnings -
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reconciliation of total business earnings to total consolidated results and for a reconciliation of taxable-equivalent net interest income to net interest income as reported under GAAP. The "Other" category in the Consolidated Financial Highlights reflects differences between total business earnings and consolidated results as reported in the first paragraph of this news release, including the impact of the DOJ-related expenses recognized in the second quarter of 2003.

BANKING BUSINESSES
------------------

Earnings for Regional Community Banking totaled $159 million for the second quarter of 2003 compared with $152 million for the first quarter of 2003 and $176 million for the second quarter of 2002. Higher earnings in the second quarter of 2003 compared with the first quarter of 2003 reflected increases in taxable-equivalent net interest income and various components of noninterest income which more than offset lower net securities gains and an increase in the provision for credit losses. The increase in taxable-equivalent net interest income compared with the first quarter of 2003 reflected a change in asset mix and a decline in average balances and average rates paid on retail certificates of deposit. Growth in revenue resulting from higher gains on sales of education loans, higher consumer service fees, increased brokerage revenue that reflected an upward trend in market conditions and additional revenue from service charges on deposits contributed to higher noninterest income for the second quarter of 2003 compared with the first quarter of 2003. The decline in earnings compared with the second quarter of 2002 reflected a $23 million decline in taxable-equivalent net interest income primarily due to the lower interest rate environment and a 33 percent decline in the average residential mortgage loan portfolio, partially offset by higher net securities gains and higher fees from transaction deposits.

         Wholesale Banking includes the results of Corporate Banking, PNC Real Estate Finance and PNC Business Credit. Wholesale Banking earnings totaled $63 million for the second quarter of 2003 compared with $72 million for the first quarter of 2003 and $82 million for the second quarter of 2002. The goal for this business is to grow client relationships that meet the desired risk/return profile for the capital invested. While Wholesale Banking experienced growth in client relationships during the second quarter of 2003, loan demand has remained weak given the current economic environment.

         Corporate Banking earnings were $33 million for the second quarter of 2003 compared with $42 million for the first quarter of 2003 and $54 million for the second quarter of 2002. The decrease in earnings in the second quarter of 2003 compared with the first quarter of 2003 resulted from a decline in both taxable-equivalent net interest income and noninterest income and a higher provision for credit losses that together more than offset a reduction in noninterest expense. The decline in taxable-equivalent net interest income was consistent with a decline in earning assets that resulted from a decrease in average loans outstanding that reflected weak loan demand and a strategy to exit client relationships that did not meet the desired risk/return profile for the capital invested. Noninterest income declined compared with

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The PNC Financial Services Group, Inc. Reports Second Quarter 2003 Earnings -
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the first quarter of 2003 primarily due to $23 million of net securities gains
(related to the liquidation of the PAGIC entities) recognized in the first quarter, compared with $2 million of net securities gains recognized in the second quarter. Noninterest expense declined compared with the first quarter of 2003 as the first quarter included $22 million of PAGIC-related liquidation costs. Earnings declined compared with the second quarter of 2002 as the current quarter included $13 million of net gains in excess of valuation adjustments related to the liquidation of the institutional loans held for sale compared with $50 million of net gains in the same quarter of 2002. In addition, taxable-equivalent net interest income decreased compared with the prior year quarter primarily due to a smaller loan portfolio and lower interest rates. These items more than offset the impact of a lower provision for credit losses in the 2003 quarter.

         Earnings from PNC Real Estate Finance totaled $24 million for the second quarter of 2003. Earnings for the first quarter of 2003 and the second quarter of 2002 were $16 million and $26 million, respectively. An increase in noninterest income due to commercial mortgage loan sales and a decline in the provision for credit losses that reflected continued stable asset quality contributed to improved results for the second quarter of 2003 compared with the first quarter of 2003. Earnings declined compared with the second quarter of 2002 as noninterest expense increased and total revenues declined.

         PNC Business Credit earnings totaled $6 million for the second quarter of 2003 compared with $14 million for the first quarter of 2003 and $2 million for the second quarter of 2002. The decrease in earnings compared with the first quarter of 2003 was primarily due to an increase in the provision for credit losses in excess of net charge-offs that more than offset higher taxable-equivalent net interest income resulting from loan growth. Earnings improved compared with the second quarter of 2002 as the provision for credit losses declined.

         Earnings from PNC Advisors totaled $20 million for the second quarter of 2003 compared with $16 million for the first quarter of 2003 and $31 million for the second quarter of 2002. Improved results in the second quarter of 2003 compared with the first quarter of 2003 primarily reflected an upward trend in the equity markets during the second quarter that drove increases in brokerage and asset management revenues. However, results declined compared with the second quarter of 2002 primarily due to the impact of comparatively weaker equity market conditions on asset management and brokerage revenues and the negative effect on taxable-equivalent net interest income of lower average loan levels and the lower interest rate environment. Assets under management at PNC Advisors totaled $51.1 billion at June 30, 2003, $48.7 billion at March 31, 2003 and $55.8 billion at June 30, 2002.


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The PNC Financial Services Group, Inc. Reports Second Quarter 2003 Earnings -
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ASSET MANAGEMENT AND PROCESSING BUSINESSES
------------------------------------------

BlackRock's earnings totaled $39 million for the second quarter of 2003 compared with $35 million for both the first quarter of 2003 and the second quarter of 2002. Earnings improved in the second quarter of 2003 compared with the first quarter of 2003 primarily due to higher investment income and a lower effective tax rate. A positive impact on operating income of strong growth in assets under management, which rose $12.7 billion since March 31, 2003 and $36.5 billion from June 30, 2002, and reduced operating expenses offset the negative effect of an anticipated decline in performance fees and mutual fund revenue compared with the second quarter of 2002. BlackRock's assets under management were $286.3 billion at June 30, 2003, compared with $273.6 billion at March 31, 2003 and $249.8 billion at June 30, 2002. Growth in assets under management since March 31, 2003 reflected net market appreciation of $7.6 billion and net subscriptions of $5.1 billion, while growth compared with the second quarter of 2002 was comprised of net market appreciation of $14.7 billion and net subscriptions of $21.8 billion. BlackRock is approximately 69 percent owned by PNC and is consolidated into PNC's financial statements. Accordingly, approximately 31 percent of BlackRock's earnings are recognized as a minority interest expense in the Corporation's consolidated income statement and are included in the "Other" category in the Business Earnings (Loss) table in the Consolidated Financial Highlights.

         Earnings from PFPC totaled $15 million for the second quarter of 2003 compared with $12 million for the first quarter of 2003 and $21 million for the second quarter of 2002. Improved results for the second quarter of 2003 compared with the first quarter of 2003 reflected the impact of a seven percent reduction in operating expenses driven by efficiency initiatives that more than offset a decline in fund servicing revenue. The decline in fund servicing revenue reflected the loss of one large transfer agency client that occurred in the first quarter of 2003. PFPC's results for the second quarter of 2002 included a one-time benefit of approximately $13 million of fees related to the renegotiation of a customer contract.

"OTHER"
-------

The "Other" category includes differences between business performance reporting and financial statement reporting, equity management activities, minority interest in income of consolidated entities, residual asset and liability management activities, eliminations and corporate overhead. A net loss of $112 million was reported in "Other" for the second quarter of 2003 compared with a net loss of $25 million for both the first quarter of 2003 and the second quarter of 2002. Expenses totaling $120 million, or $87 million after taxes, recognized in connection with the DOJ agreement are included in "Other" for the second quarter of 2003.


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The PNC Financial Services Group, Inc. Reports Second Quarter 2003 Earnings -
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CONSOLIDATED REVENUE

Consolidated revenue represents the sum of taxable-equivalent net interest income and noninterest income. Total revenue of $1.3 billion for the second quarter of 2003 was flat compared with the first quarter of 2003 as a $17 million, or three percent, increase in taxable-equivalent net interest income was offset by a decline in noninterest income resulting from lower net securities gains and higher losses from equity management activities. Total revenue declined $129 million, or nine percent, compared with the second quarter of 2002 primarily due to lower net gains related to the institutional lending held for sale portfolio, the impact of comparatively weaker equity markets on fee income and a decrease in taxable-equivalent net interest income primarily due to a lower interest rate environment.

         Taxable-equivalent net interest income totaled $523 million and the net interest margin was 3.91 percent for the second quarter of 2003 compared with $506 million and 3.76 percent, respectively, for the first quarter of 2003. Taxable-equivalent net interest income was $558 million and the net interest margin was 3.99 percent for the second quarter of 2002. The increases in taxable-equivalent net interest income and margin for the second quarter of 2003 compared with the first quarter of 2003 were due in part to a reduction of $1.7 billion in average federal funds sold in the second quarter of 2003 that were replaced by securities with comparatively higher average yields. A decline in average balances of retail certificates of deposit and related average rates paid during the second quarter of 2003 also contributed to the increase. Declines in taxable-equivalent net interest income and margin compared with the second quarter of 2002 resulted primarily from the lower interest rate environment in 2003 and a decline in average interest-earning assets due to prepayments on the residential mortgage loan portfolio and the continued downsizing of the institutional lending portfolio. A benefit from growth in average transaction deposits for the second quarter of 2003 compared with the prior year second quarter partially offset the impact of these declines on average earning assets.

         Noninterest income totaled $776 million and represented 60 percent of total revenue for the second quarter of 2003 compared with $795 million and 61 percent, respectively, for the first quarter of 2003. Noninterest income was $870 million and represented 61 percent of total revenue for the second quarter of 2002. The following table highlights changes in specific items contained within noninterest income:


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The PNC Financial Services Group, Inc. Reports Second Quarter 2003 Earnings -
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

                                                                Second Quarter       First Quarter      Second Quarter
In millions                                                               2003                2003                2002
----------------------------------------------------------------------------------------------------------------------
Net securities gains                                                     $  26               $  56               $  16
Held for sale gains, net of valuation adjustments (a)                       15                  15                  55
Net gains on sales of commercial mortgages (a)                              13                  10                   5
Gains on sales of education loans (b)                                        7                   1                   9
NBOC put option valuation income (b)                                         1                   6                  10
Gain on sale of real estate investment (b)                                                                          14
PFPC customer contract renegotiation (c)                                                                            13
Equity management losses                                                   (17)                 (4)                (13)
All other                                                                  731                 711                 761
                                                                         -----               -----               -----
     Noninterest income                                                  $ 776               $ 795               $ 870
----------------------------------------------------------------------------------------------------------------------


(a) Included in "Corporate services" in the Consolidated Statement of Income.
(b) Included in "Other" noninterest income in the Consolidated Statement of Income.
(c)  Included in "Fund servicing" in the Consolidated Statement of Income.

All other noninterest income increased $20 million, or three percent, compared with the first quarter of 2003 primarily due to higher brokerage, consumer services, and trading income. All other noninterest income decreased $30 million, or four percent, compared with the second quarter of 2002 as asset management, fund servicing and brokerage revenue declined primarily due to the impact of comparatively weaker equity market conditions.

CONSOLIDATED EXPENSES

Noninterest expense totaled $935 million and the efficiency ratio was 72 percent for the second quarter of 2003 compared with $856 million and 66 percent, respectively, for the first quarter of 2003. Noninterest expense was $839 million and the efficiency ratio was 59 percent for the second quarter of 2002. The following table highlights changes in specific items contained within noninterest expense:


                                                                Second Quarter       First Quarter      Second Quarter
In millions                                                               2003                2003                2002
----------------------------------------------------------------------------------------------------------------------
Costs incurred under DOJ agreement (a)                                   $115
PAGIC liquidation costs (a)                                                                    $29
Facilities charge related to leased properties (b)                                              23
Charge associated with co-investment partnerships (a)                                                              $16
Legal and consulting fees related to regulatory compliance and
   certain legal proceedings  (a)                                           5                    2                   2
All other                                                                 815                  802                 821
                                                                        -----                -----               -----
    Noninterest expense                                                 $ 935                $ 856               $ 839
----------------------------------------------------------------------------------------------------------------------

(a) Included in "Other" noninterest expense in the Consolidated Statement of Income.
(b)  Included in "Net occupancy" in the Consolidated Statement of Income.

All other noninterest expense increased $13 million, or two percent, compared with the first quarter of 2003 primarily due to higher marketing, compensation and staff reduction expenses that more than offset a $5 million higher benefit from the efficiency initiative in the second quarter of 2003. All other noninterest expense in the second quarter of 2003 declined slightly compared with the second quarter of 2002 as a $21 million benefit from the efficiency initiative offset higher pension, stock option and marketing expenses.


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The PNC Financial Services Group, Inc. Reports Second Quarter 2003 Earnings -
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AGREEMENT WITH DEPARTMENT OF JUSTICE

As reported on June 2, 2003, one of PNC's non-bank subsidiaries, PNC ICLC Corp. ("PNCICLC"), has entered into a deferred prosecution agreement with the DOJ relating to PNCICLC's actions in connection with the PAGIC transactions that were entered into in 2001. Under the terms of the agreement, PNCICLC established a $90 million restitution fund to satisfy shareholder claims stemming from the PAGIC transactions and paid a $25 million monetary penalty to the Federal government. PNC recognized a pretax charge of $120 million in the second quarter of 2003 in connection with the DOJ agreement, including $5 million of related legal and consulting costs.

ASSET QUALITY REVIEW

At June 30, 2003, nonperforming assets totaled $404 million compared with $408 million at March 31, 2003 and $500 million at June 30, 2002. Nonperforming assets at June 30, 2002 reflected the funding during the second quarter of 2002 of approximately $63 million resulting from a draw on a liquidity facility by Market Street Funding Corporation ("Market Street"). The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was 1.12 percent at June 30, 2003 compared with 1.10 percent at March 31, 2003 and 1.25 percent at June 30, 2002.

         Nonperforming loans were $327 million at June 30, 2003 compared with $335 million at March 31, 2003 and $325 million at June 30, 2002. The decline in nonperforming loans at June 30, 2003 compared with March 31, 2003 resulted from charge-offs and the transfer of a single airline industry credit to foreclosed and other assets that more than offset the addition of credits related to the manufacturing sector. The ratio of nonperforming loans to total loans was .95 percent at both June 30, 2003 and March 31, 2003, and .86 percent at June 30, 2002. The increase in this ratio from a year ago was primarily due to a $3.2 billion decline in loans.

         At June 30, 2003, nonperforming loans held for sale totaled $45 million, a decline of $16 million from March 31, 2003 and a decline of $117 million from June 30, 2002 due to net sales and valuation adjustments. Nonperforming loans held for sale are carried at lower of cost or market value and represented 11 percent, 15 percent and 32 percent of total nonperforming assets at June 30, 2003, March 31, 2003 and June 30, 2002, respectively.

         Foreclosed and other assets totaled $32 million at June 30, 2003 compared with $12 million at March 31, 2003 and $13 million at June 30, 2002. The increase represented the Corporation's repossession of collateral related to a single airline industry credit during the second quarter of 2003.

         The provision for credit losses was $57 million for the second quarter of 2003 compared with $36 million for the first quarter of 2003 and $89 million for the second quarter of 2002. The increase compared with the first quarter of 2003 reflected an addition to reserves primarily for PNC Business Credit, Corporate

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The PNC Financial Services Group, Inc. Reports Second Quarter 2003 Earnings -
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Banking and Regional Community Banking that was partially offset by a lower provision for PNC Real Estate Finance. The decline in the provision for credit losses compared with the second quarter of 2002 reflected a higher provision for Corporate Banking in the prior year quarter primarily due to a Market Street exposure.

         The allowance for credit losses was $673 million at June 30, 2003, and represented 1.95 percent of total loans and 206 percent of nonperforming loans. The comparable amounts and ratios were $680 million, 1.93 percent and 203 percent, respectively, at March 31, 2003 and $654 million, 1.74 percent and 201 percent, respectively, at June 30, 2002. The allowance for unfunded loan commitments and letters of credit was $78 million at June 30, 2003 compared with $77 million at March 31, 2003 and $73 million at June 30, 2002.

         Net charge-offs were $63 million, or .73 percent, of average loans for the second quarter of 2003 compared with $36 million, or .42 percent, respectively, for the first quarter of 2003. Net charge-offs were $74 million or ..78 percent of average loans for the second quarter of 2002. Net charge-offs for the second quarter of 2003 included $24 million related to a single airline industry credit for which a reserve had been provided at December 31, 2002. Excluding this item, net charge-offs for the second quarter of 2003 would have been .45 percent of average loans. Net charge-offs for the second quarter of 2002 included $45 million related to a customer of Market Street for which a reserve had been provided at March 31, 2002. Excluding this item, net charge-offs for the second quarter of 2002 would have been .31 percent of average loans.

         National Bank of Canada ("NBOC") exercised its put option effective July 15, 2003 related to the portfolio it had retained in connection with the Corporation's NBOC acquisition in 2002. PNC had serviced this portfolio for the past 18 months and had established a liability to reflect its obligation to purchase the loans under the terms of the option. The loans were purchased by PNC on the put option exercise date of July 15, 2003 for $121 million. The loans were recorded at the purchase price net of the remaining put option liability of $43 million as determined by an independent third party. The net recorded amount of $78 million equaled the fair value of the loans on July 15, 2003. This amount was comparable to the fair value at June 30, 2003, and represented approximately 65 percent of the purchase price of the loans.

BALANCE SHEET REVIEW

Total assets were $67.3 billion at June 30, 2003 compared with $68.6 billion at March 31, 2003 and $66.9 billion at June 30, 2002. Average interest-earning assets of $53.3 billion for the second quarter of 2003 were down slightly compared with the first quarter of 2003 and decreased $2.4 billion compared with the second quarter of 2002. The decline compared with the prior year quarter reflected a change in the mix of

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The PNC Financial Services Group, Inc. Reports Second Quarter 2003 Earnings -
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interest-earning assets and a decline in residential mortgages. Average total loans for the second quarter of 2003 were $34.9 billion, a decline of approximately $300 million, or three percent on an annualized basis, compared with the first quarter of 2003, and a decline of $3.1 billion, or eight percent, compared with the second quarter of 2002. The decline in each comparison was primarily due to prepayments of residential mortgages and the run-off of vehicle leases, partially offset by an increase in home equity loans.

         Average total deposits were $43.9 billion for the second quarter of 2003 compared with $44.4 billion for the first quarter of 2003 and $44.3 billion for the second quarter of 2002. Average total deposits represented 67 percent of total sources of funds for the second quarter of 2003, the first quarter of 2003 and the second quarter of 2002. Average transaction deposits (consisting of interest-bearing demand and money market deposits and demand and other non-interest bearing deposits) were $32.4 billion for the second quarter of 2003, an increase of approximately $200 million, or two percent on an annualized basis, compared with the first quarter of 2003 and up $1.8 billion compared with the second quarter of 2002. Both increases reflected ongoing client acquisition and retention efforts.

         Average borrowed funds were $8.7 billion for the second quarter of 2003, essentially unchanged compared with the first quarter of 2003 but down $2.2 billion compared with the second quarter of 2002. The decline compared with the second quarter of 2002 reflected a decrease in the Corporation's balance sheet and the retention of capital.

         Shareholders' equity totaled $6.8 billion at June 30, 2003 and March 31, 2003. The regulatory capital ratios at June 30, 2003 are estimated to be 8.1 percent for Leverage, 8.9 percent for Tier 1 and 12.3 percent for Total Risk-based Capital.

         Common shares outstanding at June 30, 2003 were 280.1 million. PNC has a stock repurchase program adopted in January 2002 that permits the purchase of up to 35 million shares of common stock through February 29, 2004. Under this program, PNC purchased 2.2 million common shares during the second quarter of 2003 at a total cost of $107 million. For the first half of 2003, 6.6 million shares have been purchased at a total cost of $300 million. Management continues to be authorized to purchase up to a total of $1.0 billion of its common stock during 2003. The extent and timing of share repurchases during the remainder of the year will depend on a number of factors including, among others, market and general economic conditions, regulatory capital considerations, alternative uses of capital and the potential impact on PNC's credit rating. Under applicable regulations, as long as PNC remains subject to its written agreement with the Federal Reserve Bank of Cleveland, it must obtain prior regulatory approval to repurchase its common stock in amounts that exceed 10 percent of consolidated net worth in any 12-month period. A total of 6.9 million common shares have been repurchased under this program from inception through June 30, 2003.



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The PNC Financial Services Group, Inc. Reports Second Quarter 2003 Earnings -
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ASSETS UNDER MANAGEMENT AND FUND ASSETS SERVICED

Assets under management were $328 billion at June 30, 2003 compared with $313 billion at March 31, 2003 and $294 billion at June 30, 2002. Growth in fixed income assets managed by BlackRock was the primary factor in the increases from each prior quarter.

         At June 30, 2003, PFPC provided accounting/administration services for $618 billion of pooled investment assets and provided custody services for $371 billion of pooled investment assets. The comparable amounts were $573 billion and $347 billion, respectively, at March 31, 2003 and $513 billion and $323 billion, respectively, at June 30, 2002. Increases in both accounting/administration and custody pooled investment assets at June 30, 2003 compared with the prior periods resulted from new client asset inflows and the upward trend in the equity markets during the second quarter of 2003. PFPC serviced approximately 48 million shareholder accounts at both June 30, 2003 and March 31, 2003, and 51 million at June 30, 2002. The decline in shareholder accounts in 2003 was primarily due to a loss of one large transfer agency client in the first quarter. Total assets serviced by PFPC amounted to $1.5 trillion at June 30, 2003 and $1.4 trillion at both March 31, 2003 and June 30, 2002.

CONFERENCE CALL AND SUPPLEMENTARY FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer, James E. Rohr, and PNC Vice Chairman and Chief Financial Officer, William S. Demchak, will hold a conference call for investors at 10:00 a.m. (eastern time) today regarding the topics addressed in this release and the related financial supplement. Investors should call 5-10 minutes before the start of the conference at 800-990-2718 (domestic) and 706-643-0187 (international). A taped replay of the call will be available for one week at 800-642-1687 (domestic) and 706-645-9291 (international); enter conference ID: 1446541.

       In addition, internet access to the call (listen-only), PNC's second quarter earnings release and supplementary financial information regarding PNC's second quarter results will be available on PNC's website at www.pnc.com under "For Investors." PNC's second quarter earnings release and the related financial supplement, which includes significant financial information that will be discussed on the conference call, will be available on PNC's website prior to the beginning of the conference call. A replay of the webcast will be available on PNC's website for thirty days.

       The conference call may include a discussion of non-GAAP financial measures, which is qualified by GAAP reconciliation information included in this news release or otherwise available on PNC's website under "For Investors." The conference call may include forward-looking information which, along with the supplementary financial information and this news release, is subject to the cautionary statements that follow.


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FORWARD-LOOKING STATEMENTS

This news release contains, and other statements that the Corporation may make may contain, forward-looking statements with respect to the Corporation's outlook or expectations for earnings, revenues, expenses, capital levels, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on the Corporation's business operations or performance. Forward-looking statements are typically identified by words or phrases such as "believe," "feel," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "position," "target," "assume," "achievable," "potential," "strategy," "goal," "objective," "plan," "aspiration," "outcome," "continue," "remain," "maintain," "seek," "strive," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may," or similar expressions. The Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and the Corporation assumes no duty and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

         The factors discussed elsewhere in this news release and the following factors, among others, could cause actual results to differ materially from those anticipated in forward-looking statements or from historical performance:
(1) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which if adverse could result in: a deterioration in credit quality, increased credit losses, and increased funding of unfunded loan commitments and letters of credit; an adverse effect on the allowances for credit losses and unfunded loan commitments and letters of credit; a reduction in demand for credit or fee-based products and services; a reduction in net interest income, value of assets under management and assets serviced, value of private equity investments and of other debt and equity investments, value of loans held for sale or value of other on-balance sheet and off-balance sheet assets; or changes in the availability and terms of funding necessary to meet PNC's liquidity needs; (2) relative and absolute investment performance of assets under management; (3) the introduction, withdrawal, success and timing of business initiatives and strategies, decisions regarding further reductions in balance sheet leverage, the timing and pricing of any sales of loans held for sale, and PNC's inability to realize cost savings or revenue enhancements, or to implement integration plans relating to or resulting from mergers, acquisitions, restructurings and divestitures; (4) customer borrowing, repayment, investment and deposit practices and their acceptance of PNC's products and services; (5) the impact of increased competition; (6) how PNC chooses to redeploy available capital, including the extent and timing of any share repurchases and investments in PNC businesses; (7) the inability to manage risks inherent in PNC's business; (8) the unfavorable resolution of legal proceedings or government inquiries; the impact of increased litigation risk from recent regulatory and other governmental developments; and the impact of reputational risk created by recent regulatory and other governmental developments on such matters as business generation and retention, the ability to attract and retain management, liquidity and funding; (9) the denial of insurance coverage for claims made by PNC; (10) an increase in the number of customer or counterparty delinquencies, bankruptcies or defaults that could result in, among other things, increased credit and asset quality risk, a higher provision for credit losses and reduced profitability; (11) the impact, extent and timing of technological changes, the adequacy of intellectual property protection and costs associated with obtaining rights in intellectual property claimed by others; (12) actions of the Federal Reserve Board; (13) the impact of legislative and regulatory reforms and changes in accounting policies and principles; (14) the impact of the regulatory examination process, the Corporation's failure to satisfy the requirements of written agreements with regulatory and other governmental agencies, and regulators' future use of supervisory and enforcement tools; and (15) terrorist activities and international hostilities which may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation.

       The Corporation's SEC reports, accessible on the SEC's website at www.sec.gov and on PNC's website at www.pnc.com, contain additional information about the foregoing factors and identify additional factors that can affect the results anticipated in forward-looking statements.


                                     -more-

The PNC Financial Services Group, Inc. Reports Second Quarter 2003 Earnings - Page 13


         The PNC Financial Services Group, Inc., headquartered in Pittsburgh, is one of the nation's largest diversified financial services organizations, providing regional community banking; wholesale banking, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.



                           [TABULAR MATERIAL FOLLOWS]

CONSOLIDATED FINANCIAL HIGHLIGHTS

The PNC Financial Services Group, Inc.                                Page 14

                                                             For the three months ended    For the six months ended
                                                          -------------------------------  ------------------------
Dollars in millions, except per share data                June 30    March 31     June 30     June 30     June 30
Unaudited                                                    2003        2003        2002        2003        2002
-----------------------------------------------------------------------------------------------------------------
FINANCIAL PERFORMANCE
Revenue
   Net interest income (taxable-equivalent basis) (a)      $  523      $  506      $  558      $1,029      $1,151
   Noninterest income                                         776         795         870       1,571       1,660
                                                           ------      ------      ------      ------      ------
   Total revenue                                           $1,299      $1,301      $1,428      $2,600      $2,811
                                                           ======      ======      ======      ======      ======
Net income                                                 $  184      $  262      $  320      $  446      $  637
                                                           ======      ======      ======      ======      ======
Per common share
   Diluted earnings                                        $  .65      $  .92      $ 1.12      $ 1.57      $ 2.23
                                                           ======      ======      ======      ======      ======
   Cash dividends declared                                 $  .48      $  .48      $  .48      $  .96      $  .96
-----------------------------------------------------------------------------------------------------------------
SELECTED RATIOS

Return on

   Average common shareholders' equity (b)                  10.91%      15.76%      21.00%      13.32%      21.41%
   Average assets (b)                                        1.13        1.61        1.93        1.37        1.91
Net interest margin                                          3.91        3.76        3.99        3.83        4.06
Noninterest income to total revenue (c)                        60          61          61          60          59
Efficiency (b)(d)                                              72          66          59          69          59
-----------------------------------------------------------------------------------------------------------------

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform to the current period presentation.

(a) The interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable interest income investments. A reconciliation of net interest income as reported in the Consolidated Statement of Income to net interest income on a taxable-equivalent basis follows (in millions):

                                                                 For the three months ended         For the six months ended
                                                            -----------------------------------     ------------------------
                                                            June 30      March 31       June 30       June 30       June 30
                                                               2003          2003          2002          2003          2002
                                                            -------      --------       -------       -------       -------
        Net interest income, GAAP basis                      $  521        $  503        $  555        $1,024        $1,145
        Taxable-equivalent adjustment                             2             3             3             5             6
                                                             ------        ------        ------        ------        ------
        Net interest income, taxable-equivalent basis        $  523        $  506        $  558        $1,029        $1,151
                                                             ======        ======        ======        ======        ======

(b) Ratios as adjusted for the second quarter 2003 DOJ-related expenses are provided in the following table. See "Agreement with Department of Justice."

        These expenses represent matters which management believes are not indicative of the Corporation's legal and regulatory affairs arising out of the operation of its business in the ordinary course.

                                                                         For the three          For the six
                                                                          months ended          months ended
                                                                         June 30, 2003         June 30, 2003
                                                                         -------------         -------------

        Return on average common shareholders' equity, GAAP basis             10.91%                13.32%
        Adjustment for DOJ-related expenses                                    5.15                  2.59
                                                                              -----                 -----
        Return on average common shareholders' equity, as adjusted            16.06                 15.91
                                                                              =====                 =====

        Return on average assets, GAAP basis                                   1.13%                 1.37%
        Adjustment for DOJ-related expenses                                     .53                   .26
                                                                              -----                 -----
        Return on average assets, as adjusted                                  1.66                  1.63
                                                                              =====                 =====

        Efficiency ratio, GAAP basis                                             72%                   69%
        Adjustment for DOJ-related expenses                                      (9)                   (5)
                                                                              -----                 -----
        Efficiency ratio, as adjusted                                            63                    64
                                                                              =====                 =====

(c) Computed as total noninterest income divided by the sum of net interest income and noninterest income. For the six months ended June 30, 2002, the ratio previously reported had been computed using taxable-equivalent net interest income. The ratio for that period has been restated to conform to the current period presentation.

(d) The efficiency ratio for all periods presented is computed as noninterest expense divided by the sum of net interest income and noninterest income. For the six months ended June 30, 2002, the efficiency ratio previously reported had been computed by excluding amortization expense and distributions on capital securities from the calculation and had used taxable-equivalent net interest income. The efficiency ratio for that period has been restated to conform to the current period presentation.

                                     -more-

CONSOLIDATED FINANCIAL HIGHLIGHTS

The PNC Financial Services Group, Inc.                                  Page 15

                                                     Second Quarter 2003           First Quarter 2003         Second Quarter 2002
                                                 -------------------------   ---------------------------- -------------------------

                                                                     Fully                         Fully                      Fully
                                                                   diluted                       diluted                    diluted
Dollars in millions, except per share data       Pretax     Net   earnings   Pretax      Net    earnings  Pretax     Net   earnings
Unaudited                                        Impact  Income  per share   Impact   Income   per share  Impact  Income  per share
                                                 ------  ------  ---------   ------   ------   ---------  ------  ------  ---------
RECONCILIATION OF QUARTERLY
GAAP EARNINGS TO NORMALIZED
EARNINGS (A)

Results as reported on a GAAP basis                        $184      $ .65              $262       $ .92            $320      $1.12
Normalization adjustments:
  Costs incurred under Department of
    Justice ("DOJ") agreement and legal
    and consulting fees related to
    regulatory compliance and certain
    legal proceedings (b)                          $120      87        .31     $  2        1                $  2       1
                                                   ----    ----      -----     ----     ----       -----    ----    ----       ----
        Reported results excluding above item               271        .96               263         .92             321       1.12
  Liquidation of PAGIC entities (c)
     Net securities gains (d)                                                  $(25)     (16)
     Liquidation costs                                                           29       19
                                                                               ----     ----
     Liquidation of PAGIC entities, net                                           4        3
  Facilities charge (c)                                                          23       15
  Held for sale gains, net of valuation
     adjustments (e)                               (15)    (10)                 (15)     (10)                (55)    (36)
  Equity management losses (f)                      17      11                    4        3                  13       8
  Net securities gains - other (d)                 (11)     (7)                 (16)     (11)                 (1)     (1)
                                                  ----    ----                 ----     ----                ----    ----
     Total other normalization adjustments                  (6)       (.02)                0         .00             (29)      (.10)
                                                          ----       -----              ----       -----            ----      -----
Results as adjusted to reflect normalized
  earnings                                                $265       $ .94              $263       $ .92            $292      $1.02
------------------------------------------------------------------------------------------------------------------------------------

(a) This reconciliation is provided so that users of the Corporation's financial information (shareholders, investor analysts, regulators and others) have a basis for comparison of the Corporation's results for the periods presented that supplements results as reported in accordance with generally accepted accounting principles ("GAAP"). Management believes that this additional information is useful and relevant as it identifies and summarizes significant items included in reported GAAP earnings that management believes are not a reflection of the Corporation's core operating performance for the periods presented.

(b) See "Agreement with Department of Justice" regarding second quarter 2003 amounts. These expenses represent matters not arising out of the operation of the Corporation's business in the ordinary course. Therefore, management believes these expenses are not indicative of the Corporation's legal and regulatory affairs related to its business operations and have been removed for the computation of normalized earnings.

(c) The liquidation costs of the PAGIC entities and the facilities charge related to leased properties were each recognized during the first quarter of 2003. Management does not believe that either of these transactions is representative of the ongoing operating activities of the Corporation and each has been removed for the computation of normalized earnings.

(d) Certain net gains or losses from the disposition of securities designated as available for sale are a recurring component of the Corporation's balance sheet and interest rate risk management process. Based on the current portfolio and interest rate environment, management believes that net securities gains in excess of $15 million may not be sustainable, indicative of future performance, or reflect the Corporation's business strategy. Accordingly, this amount has been removed for the computation of normalized earnings.

      Total net securities gains were $26 million for the second quarter of 2003 (consisting of $22 million in Regional Community Banking; $2 million in Corporate Banking; and $1 million each in BlackRock and "Other").

      Total net securities gains were $56 million for the first quarter of 2003 (consisting of $38 million in Regional Community Banking; $23 million in Corporate Banking and $2 million in "Other," both related to the liquidation of the PAGIC entities; and $7 million of net securities losses in "Other" primarily due to impairment of mutual fund equity investments).

      Total net securities gains were $16 million for the second quarter of 2002 (consisting of $15 million in Regional Community Banking and $1 million in BlackRock).

(e) The Corporation has realized gains, net of valuation adjustments, on disposition of loans designated as held for sale as part of its institutional lending repositioning initiative. These assets and underlying customer relationships are not included in the Corporation's ongoing business strategy for Wholesale Banking. Accordingly, these amounts have been removed for the computation of normalized earnings.

(f) Private equity investment activities have been conducted at a more moderate pace than in prior years and emphasis is being placed on the management of capital for other investors, for which the Corporation generates fee income. Fair value adjustments on the existing portfolio of investments are not managed outcomes from these activities. Accordingly, valuation losses have been removed for the computation of normalized earnings.


                                     -more-

CONSOLIDATED FINANCIAL HIGHLIGHTS

The PNC Financial Services Group, Inc.                                   Page 16

                                                                 For the three months ended          For the six months ended
                                                            -----------------------------------      ------------------------
In millions                                                 June 30      March 31       June 30       June 30       June 30
Unaudited                                                      2003          2003          2002          2003          2002
                                                              -----         -----         -----         -----         -----
BUSINESS EARNINGS (LOSS)
Banking Businesses
  Regional Community Banking                                  $ 159         $ 152         $ 176         $ 311         $ 353
  Wholesale Banking
     Corporate Banking                                           33            42            54            75            87
     PNC Real Estate Finance                                     24            16            26            40            48
     PNC Business Credit                                          6            14             2            20             4
                                                              -----         -----         -----         -----         -----
       Total wholesale banking                                   63            72            82           135           139
  PNC Advisors                                                   20            16            31            36            64
                                                              -----         -----         -----         -----         -----
       Total banking businesses                                 242           240           289           482           556
                                                              -----         -----         -----         -----         -----
  BlackRock                                                      39            35            35            74            66
  PFPC                                                           15            12            21            27            38
                                                              -----         -----         -----         -----         -----
      Total asset management and processing businesses           54            47            56           101           104
                                                              -----         -----         -----         -----         -----
      Total business earnings                                   296           287           345           583           660
Other (a)                                                      (112)          (25)          (25)         (137)          (23)
                                                              -----         -----         -----         -----         -----
      Total consolidated                                      $ 184         $ 262         $ 320         $ 446         $ 637
                                                              =====         =====         =====         =====         =====


Dollars in millions, except per share data                  June 30      March 31       June 30
Unaudited                                                      2003          2003          2002
                                                              -----         -----         -----
BALANCE SHEET DATA
Assets                                                    $67,262        $68,619        $66,913
Earning assets                                             54,748         56,205         55,778
Loans, net of unearned income                              34,534         35,245         37,684
Allowance for credit losses                                   673            680            654
Securities                                                 16,017         14,973         12,313
Loans held for sale                                         1,475          1,702          2,441
Total deposits                                             46,694         47,081         44,427
Transaction deposits                                       35,316         34,644         31,154
Borrowed funds                                              7,903          8,534         10,480
Allowance for unfunded loan commitments and
   letters of credit                                           78             77             73
Shareholders' equity                                        6,774          6,792          6,390
Common shareholders' equity                                 6,765          6,783          6,380
Book value per common share                                 24.16          24.05          22.46
Loans to deposits                                              74%            75%            85%
ASSETS UNDER MANAGEMENT  (billions)                       $   328        $   313        $   294
CAPITAL RATIOS
Tier 1 Risk-based (b)                                         8.9%           8.7%           8.2%
Total Risk-based (b)                                         12.3           12.3           12.0
Leverage (b)                                                  8.1            8.0            7.4
Shareholders' equity to total assets                        10.07           9.90           9.55
Common shareholders' equity to total assets                 10.06           9.89           9.53
ASSET QUALITY RATIOS
Nonperforming assets to total loans,
   loans held for sale and foreclosed assets                 1.12%          1.10%          1.25%
Nonperforming loans to total loans                            .95            .95            .86
Net charge-offs to average loans (for the three
   months ended)                                              .73            .42            .78
Allowance for credit losses to total loans                   1.95           1.93           1.74
Allowance for credit losses to nonperforming loans            206            203            201

(a) "Other" for the three months and six months ended June 30, 2003, includes pretax expenses of $120 million ($87 million after taxes) in connection with the DOJ agreement.

      In addition, "Other" for the three months ended March 31, 2003 and six months ended June 30, 2003 includes a pretax charge of $23 million ($15 million after taxes) related to leased facilities.

(b)   Estimated for June 30, 2003.